Exhibit 10.2

October 1, 2007

Mr. C. Dowd Ritter
[Address]

Re:	Supplemental Retirement Agreement

Dear Dowd:

        The purpose of this AGREEMENT (the “Agreement”) is to set forth the understanding between Regions Financial Corporation (the “Company”) and you in respect of certain supplemental retirement benefits and other benefits and obligations. This Agreement is being entered into in conjunction with the Company and you agreeing, as of the effective date of this Agreement, to terminate your employment agreement (the “Employment Agreement”).

1.	Purpose, Effectiveness and Interpretation.

     (a)  Purpose. The Company and you desire to set forth the terms of certain supplemental retirement benefits and other benefits and obligations. You should review this Agreement carefully for the terms and conditions that will apply.

     (b)  Interpretation. Some of the terms used in this Agreement are defined in the attached Annex, which also includes some of the general provisions that govern this Agreement. The Annex is a part of this Agreement, and you should refer to the Annex as you review the rest of this Agreement.

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     (b)  Effectiveness. If you agree to the terms and conditions of this Agreement, please execute and return a copy of this Agreement to the Executive Compensation Department of Regions. This Agreement will become effective on execution by both you and the Company.

2.	Supplemental Retirement Benefits; Medical Coverage; Officer and Director Insurance; Time and Form of Payment

     (a)  Supplemental Retirement Benefits. Upon termination of your employment with the Company, you shall be entitled to receive a supplemental retirement benefit (the “Retirement Benefit”) equal to the greater of (i) the lump sum amount of your Employment Agreement Retirement Benefit and (ii) the lump sum amount of your SERP Benefit. The lump sum amount of your Employment Agreement Retirement Benefit shall be calculated based on the assumption that the Employment Agreement Retirement Benefit is paid as a joint and 50% survivor annuity, with the discount and mortality assumptions being the same as those assumptions under the SERP, as in effect from time to time; provided, however, that in the event of your death before termination of your employment with the Company, your lump sum Employment Agreement Retirement Benefit shall be calculated assuming you had retired before your death and had selected a joint and 100% survivor annuity. The lump sum amount of your SERP Benefit shall be calculated based on the assumptions under the SERP, as in effect from time to time.

     (b)   Medical Coverage. Upon termination of your employment with the Company for any reason, the Company shall continue to provide you and your then current spouse with medical and dental benefits for the remainder of each of your lives on a basis no less favorable than those benefits provided to you immediately prior to such termination (your ‘Medical Benefits”). In accordance with Section 409A of the Code, the amount of Medical Benefits that you and your spouse receive during any calendar shall not affect the benefits to be provided to you in any other calendar year and your right to receive the Medical Benefits is not subject to liquidation or exchange for another benefit.

(c) Officer and Director Insurance. The Company shall continue officer

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and director liability insurance under substantially the same terms and conditions as are in effect immediately prior to termination of your employment at no cost to you until the statute of limitations expires on claims arising prior to such termination and shall continue indemnification and advancement of litigation expenses to the maximum extent and for the maximum period permitted by law; provided, however, that the amount of expenses for which you may receive an advancement during a calendar year shall not affect the amount of expenses for which you are eligible for reimbursement in any other calendar year. Your right to advancement for fees and expenses is not subject to liquidation or exchange for another benefit.

     (d)  Form and Time of Payment. The Retirement Benefit payable under Section 2(a) above shall be payable in a lump sum payment within 30 days following termination of your employment with the Company. In the event of your death prior to termination of your employment with the Company, the Retirement Benefit shall be payable to your spouse, if she survives you, in a lump sum within 30 days following your death. Notwithstanding anything herein to the contrary, (A) if you are a “specified employee” at the time you separate from service with the Company and any payment or benefit payable to you under this Agreement or the SERP or any other plan, program arrangement or agreement maintained by the Company is determined to constitute non-qualified deferred compensation, such payment shall be made or such benefit shall be provided on the date that is six months after your separation from service with the Company, all as determined in accordance with Section 409A of the Code, and (B) if you separate from service with the Company on or before December 31, 2007, any amount that you are entitled to receive under this Agreement will be paid to you at the times contemplated under the Employment Agreement (as determined by the Company in accordance with Section 409A of the Code). For purposes of this Agreement, each reference to a joint and survivor annuity shall be based on the assumption that the survivor is your surviving spouse, not an alternate payee.

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(e) Definitions. For purposes of this Agreement, the following terms have the meaning indicated:

“Employment Agreement Retirement Benefit” means an amount equal to the Total Retirement Benefit less the Pension Plan Benefit.

“Final Average Pay” means the average of the sum of your highest annual base salary and annual bonuses for three of the five years prior to your retirement.

“Pension Plan Benefit” means your benefit under the Company’s tax-qualified defined benefit pension plan, payable as a joint and 50% survivor annuity.

“ SERP” means the AmSouth Bancorporation Supplemental Retirement Plan, as amended.

“ SERP Benefit” means the benefit you would be entitled to receive under the SERP.

“Total Retirement Benefit” means an annual retirement benefit as set forth in the chart below:

Age at which Retirement Benefits Begin	Accrual Factor for Replacement % of Final Average Pay assuming Retirement age 62 or older	Early Payment Reduction Factor	Total Retirement Benefit
59	57%	91%	51.87% of Final Average Pay
60	58%	94%	54.52% of Final Average Pay
61	59%	97%	57.23% of Final Average Pay
62 or older	60%	100%	60% of Final Average Pay

3.	Confidential Information; Noncompetition.

     (a)  Confidential Information. You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies,

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and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Agreement). After termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     (b)  Noncompetition. Without the prior written consent of the Company, during the period of your employment with the Company and for twenty-four (24) months following termination of your employment, you shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns. For purposes of this Agreement, a business or enterprise will be deemed to be “in competition” if it is a banking institution, the headquarters of which is within one hundred (100) miles from the location of your principal job location or office at the time of termination of employment. However, you shall be allowed to purchase and hold for investment less than three percent (3%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

     (c)  In the event of a breach or threatened breach of this Section 3, you agree that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach. You acknowledge that damages would be inadequate and insufficient.

     (d)  Any termination of your employment or of this Agreement shall have no effect on the continuing operation of this Section 3. In no event shall an asserted violation of the provisions of this Section 3 constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.

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4.	Effect of Excise Tax.

     (a)  General. This Section 4 will apply to all Payments, including any Payments you receive in respect of the merger of the Company and AmSouth Bancorporation. In the event of a determination that any Payments are subject to the Excise Tax, the Company shall pay to you an amount, within 30 days of the determination of the amount (but in any event no later than by the end of your taxable year next following the taxable year in which the Excise Tax is remitted), which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equals the Excise Tax. However, if the total Payments do not exceed 110% of the Excise Limit, the total Payments will be reduced to the Excise Limit. For purposes of this Section 4, you shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the gross up payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from deduction of state and local income taxes.

     (b)  Determinations. All determinations required to be made under this Section 4, including as to any underlying assumptions, will be made by the Accounting Firm. If your Payments are reduced to the Excise Limit, the Accounting Firm will provide you with a written opinion, in form and substance reasonably satisfactory to you, that (1) you are not required to pay any Excise Tax and (2) your not reporting any Excise Tax on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Company will bear all fees and expenses of the Accounting Firm, including any costs of retaining experts. Determinations by the Accounting Firm in accordance with this Section 4(b) will be binding other than as provided in Section 4(c).

     (c)  Overpayment and Underpayment. As a result of uncertainty and complexities in applying Section 4999 of the Code, it is possible that there may be an Overpayment or an Underpayment. If the Accounting Firm, the Company (which includes the position taken by the Company or any of its affiliates (as constituted from time to time, the “Group”) on its federal income

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tax return), the Internal Revenue Service, or a court determines that there has been an Underpayment, the Company will pay you the Underpayment within 10 days of determination (but in any event no later than by the end of your taxable year next following the taxable year in which the Underpayment is remitted), together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code) for the term of the Underpayment. If a final determination of a court or an Internal Revenue Service proceeding (that has been finally and conclusively resolved) establishes that there has been an Overpayment, the Overpayment will be deemed for all purposes to be a loan to you that was made on the date you received the Overpayment. You agree to repay the Overpayment on demand.

5.	Fees and Expenses; Governing Law; Waiver of Jury Trial; Jurisdiction and Choice of Forum; Counterparts.

     (a)  Fees and Expenses. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses reasonably incurred by you as a result of any contest by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee thereof. Reimbursement of your fees and expenses shall be made within 30 days of the date you submit a request for reimbursement, but in no event shall any such amount be reimbursed after the last day of the calendar year following the calendar year in which you incurred such fees and expenses. However, the Company shall not be liable for any such fees or expenses if a court determines that the position taken by you with respect to such contest is an unreasonable position or is frivolous. In the event the determination described in the preceding sentence is made, you shall promptly repay to the Company any reimbursement of fees and expenses that you received from the Company before the date of such determination, together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code). The amount of reimbursement for fees and expenses for which you may be reimbursed during a calendar year shall not affect the amount of fees and expenses for which you are eligible for reimbursement in any other calendar year. Your right to reimbursement for fees and expenses is not subject to liquidation or

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exchange for another benefit.

(b) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Alabama applicable to contracts made and to be performed entirely within that state.

(c) Waiver of Jury Trial. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter related to your employment with the Company.

     (d)  Jurisdiction and Choice of Forum. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in Birmingham, Alabama over any contest related to this Agreement, your employment or termination of your employment. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Company (1) acknowledge that the forum stated in this Section 5(d) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 5(d) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 5(d), and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 5(d).

(e) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

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        If you agree to the terms and conditions of this Agreement, please execute and return a copy of this Agreement to the Executive Compensation Department of the Company.

REGIONS FINANCIAL CORPORATION
By:

Name: Title:
Date:

AGREED AND ACKNOWLEDGED:

C. Dowd Ritter

Date:

Annex to Agreement of C. Dowd Ritter

Some of the terms used in the attached Agreement are defined in this Annex, which also includes some of the general provisions that govern the Agreement. This Annex is a part of this Agreement, and you should refer to this Annex as you review the Agreement.

1. Definitions.

        For purposes of the Agreement, the following terms have the meanings indicated:

Terms Relating to Excise Tax

“Accounting Firm” means any independent, nationally recognized public accounting firm that (1) the Company selects before a change in control or (2) that is reasonably acceptable to you and selected by the surviving company after a change in control.

“Excise Limit” means the greatest amount of Payments that could be made to you without giving rise to Excise Tax.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code and any related interest or penalties incurred by you.

“Payment” means any payment made or benefit provided, including any awards and distributions, to you or for your benefit (i) by the Group, whether or not pursuant to this Agreement, or (ii) by any other entity in connection with a change in the ownership or effective control of any member of the Group or a change in the ownership of a substantial portion of the assets of the Group.

“Overpayment” means any Payment that is above the amount provided in Section 4(a) of the Agreement.

“Underpayment” means any Payment that is not made, consistent with the determination of the Accounting Firm or the Company pursuant to Section 4(d) of the Agreement, but that should have been made pursuant to the correct

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application of Section 4(a) of the Agreement.

2. Effect on Other Agreements.

    (a)        Prior Employment Agreements and Severance Rights. This Agreement will supersede your Employment Agreement and any earlier employment, severance or similar rights you may have with any member of the Group.

    (b)        Effect on Other Agreements; Entire Agreement. This Agreement is the entire agreement between you and the Company with respect to the benefits contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

3. Successors.

    (a)        Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 3(a), whether voluntary or involuntary, will be void.

    (b)        Assumption by any Surviving Company. Before the effectiveness of any Business Combination, the Company will cause (i) the Surviving Company to unconditionally assume this Agreement in writing and (ii) a copy of the assumption to be provided to you. After the Business Combination, the Surviving Company will be treated for all purposes as the Company under this Agreement.

4. General Provisions.

(a) Construction. (i) References to the following terms have the meanings stated:

1. To Sections are to sections of this Agreement unless

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otherwise stated.

2. To any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time.

3. To any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.

4. To any governmental authority include any successor to the governmental authority.

5. To any plan include any programs, practices and policies.

6. To any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority.

7. To any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

    (ii)        The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of the Agreement or this Annex.

    (iii)        Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(iv) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

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    (b)        Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

    (c)        Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Agreement will not be affected.

    (d)        No Set-off or Mitigation. Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

    (e)        Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this paragraph (e):

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        If to you, to:

C. Dowd Ritter 2949 Southwood Road Birmingham, AL 35223

        If to the Company or any other member of the Group, to:

Regions Financial Corporation P.O. Box 10247 Birmingham, Alabama 35202 Attention: General Counsel Facsimile: (205) 581-7629

        with a copy to:

Sullivan & Cromwell 125 Broad Street New York, New York 10004 Attention: Marc Trevino Facsimile: 212-558-3588

    (f)        Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

    (g)        Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a

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waiver, and no partial exercise of any right or remedy will preclude any further exercise.

    (h)        Third Party Beneficiaries. This Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Group.

    (j)        No Golden Parachute Payments; Application to the Appropriate Federal Banking Agency. If any Payment would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act, the Payment will not be made unless permitted under applicable law. The Company will use best efforts promptly to apply to the appropriate federal banking agency for a determination that any golden parachute payment is permissible. Any Payment that is determined permissible will be paid in accordance with its terms or, if due before the date of determination, will be paid within 30 days of determination together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code).